Exhibit 99.1

C4 Therapeutics Announces First Patient Dosed in Phase 1/2 Clinical Trial Evaluating CFT8634, an Orally Bioavailable BiDAC™ Degrader for the Treatment of Synovial Sarcoma and SMARCB1-null Tumors

WATERTOWN, Mass., May 16, 2022 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today announced that the first patient has been dosed in its Phase 1/2 clinical trial of CFT8634, an orally bioavailable BiDAC™ degrader targeting BRD9 for the treatment of SMARCB1-perturbed cancers, including synovial sarcoma and SMARCB1-null tumors.

“The initiation of our first clinical trial of CFT8634 is a significant milestone for C4 Therapeutics as we apply our TORPEDO® platform to an oncology target currently considered ‘undruggable’ and work to provide a new treatment option for patients living with synovial sarcoma and SMARCB1-null tumors,” said Adam Crystal, M.D., Ph.D., chief medical officer of C4 Therapeutics. “Based on our pre-clinical research showing that the BRD9 degrader CFT8634 is potent, selective and efficacious in models of synovial sarcoma and malignant rhabdoid tumors, we believe CFT8634 may offer an effective targeted treatment for patients who currently have limited therapeutic options.”

The Phase 1/2 trial will primarily investigate safety, tolerability and anti-tumor activity with secondary and exploratory objectives to characterize the pharmacokinetic and pharmacodynamic profile of CFT8634. The Phase 1 portion of the study will evaluate CFT8634 as an oral, single agent therapy for patients with synovial sarcoma and SMARCB1-null tumors to identify a recommended Phase 2 dose. Following identification of recommended dosage, the Phase 2 portion of the trial is expected to expand to the following investigational arms: one in synovial sarcoma, and one in SMARCB1-null tumors. Across the Phase 1/2 trial, C4T plans to enroll approximately 90 patients.

CFT8634 is C4T’s second oncology program to enter clinical studies from its internally developed research pipeline. CFT8634 is C4T’s first BiDAC degrader candidate to be evaluated in the clinic.

To learn more about the CFT8634 clinical trial, visit clinicaltrials.gov (identifier: NCT 05355753).

About CFT8634
CFT8634 is a BiDAC™ degrader targeting BRD9 for the treatment of cancers that are dependent on BRD9, including synovial sarcoma and SMARCB1-null cancers. BRD9 has been considered an “undruggable” target due to the inability of bromodomain inhibitors to effectively treat these cancers. Unlike BRD9 inhibition, BRD9 degradation has been shown to be efficacious in pre-clinical models of synovial sarcoma. By leveraging C4T’s TORPEDO® platform, C4T developed CFT8634, an orally bioavailable, selective degrader of BRD9. In March 2022, C4T announced the U.S. Food and Drug Administration had granted orphan drug designation (ODD) to CFT8634.

About Synovial Sarcoma and SMARCB1-null Tumors
Synovial sarcoma is a rare and aggressive subtype of soft tissue sarcoma. It accounts for approximately 10 percent of all sarcoma diagnoses. An estimated 900 people are diagnosed with synovial sarcoma in the U.S. each year. Approximately one-third of patients are diagnosed under the age of 30.

SMARCB1-null tumors include malignant rhabdoid tumor, poorly differentiated chordoma, epithelioid sarcoma and other rare cancers; some subtypes are most commonly diagnosed in children and young adults.

Both synovial sarcoma and SMARCB1-null tumors are believed to be dependent on BRD9 and, as a result, CFT8634 may be an effective treatment.

About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.

Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com